Exhibit 16.1

Letter from Ernst & Young Hua Ming LLP

to the Securities and Exchange Commission

April 29, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 16F of Form 20-F dated April 29, 2024 of BeyondSpring Inc. and are in agreement with the statements contained in the first to third paragraphs on page 168 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China